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                                                                  EXHIBIT 10(22)
                     [CANARGO ENERGY COPORATION LETTERHEAD]

MEMORANDUM

TO:         Paddy  Chesterman

FROM:       Michael  Binnion

SUBJECT:    Employment  agreement

DATE:       February  24,  2000

This  memo  outlines  the  terms  of  the  employment  agreement  between  Paddy
Chesterman  and  CanArgo  Energy  Corporation.

Position          Vice  President  Geology

Responsibilities  To  lead  and  facilitate technical projects within CanArgo for itself and with its project investment teams. To represent the technical aspects of CanArgo's project investments to potential investors and partners.To initiate projects and ideas that will enhance the value of CanArgo's investments. To create and maintain a technical data base as a valuable asset to CanArgo. To facilitate in a positive manner the adoption of relevant technologies and procedures by our project investment teams. To communicate to the President, CEO and board of directors the status of technical projects and activities in writing at least once per month.

Domicile Calgary based position with requirements to travel between 3 and 6 months per year to project locations. It is anticipated that 5 to 6 months will be required in the first year. In no one year will more than 6 months travel away from Calgary be required and Paddy Chesterman will have flexibility and responsibility to arrange his travel schedule to meet company and personal requirements.

Salary            $100,000  Cdn.per  year.

Options Subject to board and regulatory approval 100,000 options vesting 1/3 each year of service according to our standard option plan.

Expenses All reasonable expenses incurred on behalf of CanArgo will be reimbursed including all living expenses incurred in Georgia.

Travel In lieu of overseas bonus and based on the seniority of the position and the requirements for 5 or more trans-Atlantic flights per year, business class upgrades will be made available unless travelling with CanArgo personnel or consultants. Upgrade stickers earned on company travel will be used where possible.

Benefits Participation in the company standard benefit plan with the three-month wait period to be waived. Benefit plan includes emergency medical evacuation.

Vacation Four weeks vacation annually. Vacation must be taken within one-year of being earned or it will be lost. Paddy Chesterman has the flexibility and responsibility to plan vacation time to meet both personal and company requirements.

Severance         This  contract  may be terminated on  three  months  notice by either  party. If  within 6 months of a corporate  transaction
                  (e.g.take- over or merger) that results in a change in control of CanArgo Energy Corporation or its  board, this  contract is
                  terminated   by   CanArgo,   its  successor  or  an  event  of
                  constructive dismissal occurs then a severance payment of six months will be due.

Agreed  this  1st  Day  of  February,  2000

CanArgo  Energy  Corporation

/s/ Michael Binnion                           /s/ Paddy Chesterman
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                                              Paddy  Chesterman